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                                                     EXHIBIT 12


                     ABBOTT LABORATORIES AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                               (Unaudited)

                          (Millions of dollars)


                                                   NINE MONTHS ENDED
                                                  SEPTEMBER 30, 1997
                                                  ------------------

     Net Earnings                                      $  1,528

     Add (deduct):
        Income taxes                                        624
        Minority interest                                     8
                                                       --------

        Net earnings as adjusted                       $  2,160
                                                       --------

     Fixed Charges:
        Interest on long-term and
           short-term debt                                   98
        Capitalized interest cost                            10
        Rental expense representative
           of an interest factor                             21
                                                       --------

     Total Fixed Charges                                    129
                                                       --------

     Total adjusted earnings available for
        payment of fixed charges                       $  2,289
                                                       --------
                                                       --------

     Ratio of earnings to fixed charges                    17.7
                                                       --------
                                                       --------


    NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.